UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

November 17, 2009

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 19, 2009, The Gap, Inc. (the “Company”) issued a press release announcing the authorization of $500 million for a new share repurchase program. A copy of this press release is attached hereto as Exhibit 99.1.

Concurrent with this authorization, on November 17, 2009, the Company entered into purchase agreements (the “Agreements”) with certain individual members of the Fisher family: John J. Fisher and Robert J. Fisher (each, a “Seller”). Pursuant to the Agreements, the Company has agreed to buy and each Seller has agreed to sell a number of shares of the Company’s common stock which in the aggregate among both of the Sellers would equal approximately 4% of the total number of shares purchased by the Company pursuant to this new $500 million repurchase program. The purchase price for the shares of the Company’s common stock to be purchased from each Seller will be determined on a monthly basis and will be the weighted average price that the company pays for share repurchases pursuant to this new repurchase program in the open market. Either the Company or the individual Seller may terminate the agreement upon 15 business days notice. The foregoing description of the Agreements is qualified in its entirety by reference to the text of the Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 2.02.	Results of Operations and Financial Condition

On November 19, 2009, the Company issued a press release announcing the Company’s earnings for its third fiscal quarter, ended October 31, 2009. A copy of this press release is attached hereto as Exhibit 99.2.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 17, 2009, the Company issued a press release announcing the election of William S. Fisher to the Company’s Board of Directors, effective immediately. A copy of this press release is attached hereto as Exhibit 99.3.

Transactions with Related Persons

Under a lease agreement approved by the Audit and Finance Committee of the Company’s Board of Directors, the Company leases a total of approximately 27,000 square feet of space in its One Harrison and Two Folsom San Francisco headquarter locations to Doris F. Fisher, William S. Fisher’s mother, that is used primarily to display portions of her personal art collection. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. Rental income from this leased space for fiscal 2008 was approximately $1 million. The Company believes that these rental rates were at least competitive when the agreements were entered into. The agreements also provide the Company and its employees significant benefits, including use of the space on a regular basis for corporate functions at no charge.

In February 2008, in connection with the Company’s Board of Directors’ authorization of a $1 billion share repurchase program, the Company entered into purchase agreements with the following individual members of the Fisher family: William S. Fisher, his brothers, John J. Fisher and Robert J. Fisher, and his parents, Doris F. Fisher and Donald G. Fisher. In total, the Company expects that approximately $147 million, or 15%, of the $1 billion share repurchase authorization will be purchased from the Fisher family under these agreements.

On November 17, 2009, in connection with the Company’s Board of Directors’ authorization of a $500 million share repurchase program, the Company entered into purchase agreements with the following individual members of the Fisher family: John J. Fisher and Robert J. Fisher. In total, the Company expects that approximately $20 million, or 4%, of the $500 million share purchase authorization will be purchased from the Fisher family under these agreements.

Item 7.01.	Regulation FD Disclosure

On November 19, 2009, the Company issued a press release announcing the authorization of $500 million for a new share repurchase program. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

10.1	Purchase Agreement with Robert J. Fisher dated November 17, 2009.

10.2	Purchase Agreement with John J. Fisher dated November 17, 2009.

99.1	Press Release dated November 19, 2009 announcing new share repurchase program.

99.2	Press Release dated November 19, 2009 announcing earnings for the quarter ended October 31, 2009.

99.3	Press Release dated November 17, 2009 announcing election of William S. Fisher to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: November 19, 2009	By:	/s/ Sabrina L. Simmons
Sabrina L. Simmons
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Purchase Agreement with Robert J. Fisher dated November 17, 2009.

10.2	Purchase Agreement with John J. Fisher dated November 17, 2009.

99.1	Press Release dated November 19, 2009 announcing new share repurchase program.

99.2	Press Release dated November 19, 2009 announcing earnings for the quarter ended October 31, 2009.

99.3	Press Release dated November 17, 2009 announcing election of William S. Fisher to the Company’s Board of Directors.